EXHIBIT 10.3

Certain identified information in this document has been omitted in accordance with Item 601(b)(10) of Regulation S-K because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential. Omitted portions are marked with “[***]” in this exhibit.

November 11, 2024

Scot Elder

Via Email

Dear Scot,

As an incentive to you to maintain your employment with Treace Medical Concepts, Inc. (the “Company”), the Company wishes to offer to you a cash bonus opportunity and restricted stock awards, subject to the terms and conditions of this letter agreement (the “Letter Agreement”).

You will be eligible to receive a cash bonus (the “Bonus”) in an aggregate amount equal to $500,000, less applicable withholdings and deductions, payable to you on the applicable vesting dates outlined below. You shall also be eligible to receive 31,100 restricted stock units (the “RSUs”) that will vest on the applicable vesting date set forth below. Payment of the Bonus and the vesting of the RSUs is subject to the terms and conditions set forth below.

1.
Subject to Sections 2-4 below and subject to your continued employment with the Company through the applicable date set forth below (each such date, a “Vesting Date”):
a.
(i) $125,000 of the Bonus amount and (ii) 50% of the RSUs shall vest on the initial filing of the lawsuit by the Company against Stryker Corporation and its subsidiary Wright Medical Technology, Inc. (the “Lawsuit”).
b.
(i) [***] of the Bonus amount and (ii) the [***] of the RSUs shall vest on [***].
c.
The [***] of the Bonus amount shall vest upon [***].

2.
Notwithstanding the foregoing, in the event that prior to an applicable Vesting Date, the Company consummates a Change in Control (as defined in the Company’s 2021 Incentive Award Plan), then the vesting of the then-unvested RSUs and the then-unpaid Bonus shall be accelerated in full as of immediately prior to the closing of such Change in Control, subject to your continued employment with the Company through immediately prior to such Change in Control.

3.
If earned, the vested Bonus amount will be paid to you in a cash lump sum within 30 days following the applicable Vesting Date, less applicable withholdings and deductions. If the Company determines, in its sole discretion, that one of the Vesting Dates set forth above is impossible to be achieved (i.e., [***]), then any portion of the Bonus amount and/or RSUs that have not had a Vesting Date as of such date shall be forfeited for no consideration.

4.
Any payment of a portion of the aggregate Bonus and/or vesting of the RSUs is contingent upon your active employment in good standing with the Company and/or an affiliate through the applicable Vesting Date, as determined by Company, in its sole discretion. If your employment with the Company and/or its affiliates terminates prior to an applicable Vesting Date for any reason, then you will immediately forfeit any right to receive any portion of the Bonus amount and/or RSUs that have not had a Vesting Date as of such termination date.

5.
Your Bonus and the RSUs do not affect your employment relationship with the Company; that is, employment with the Company remains at-will unless otherwise expressly agreed in a separate written contract between you and the Company.

6.
This Letter Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent applicable, this Letter Agreement shall be interpreted in accordance with Section 409A of the Code and any Department of Treasury regulations and other interpretive guidance issued thereunder.

7.
This Letter Agreement shall be binding upon and inure to the benefit of the successors of the Company. This Letter Agreement will not give any rights or remedies to any person other than the undersigned employee and the Company and its successors. This Letter Agreement will be governed by the laws of the State of Florida, excluding any that mandate the use of another jurisdiction’s laws. This Letter Agreement may only be amended with the written consent of a duly-authorized executive officer of the Company and you. You shall have no rights under this Letter Agreement other than as an unsecured general creditor of the Company. This Letter Agreement constitutes the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of you and the Company with respect to the subject matter hereof, including, without limitation, any promises of bonuses (including bonuses related to your equity awards) between you and the Company.

Your eligibility for the Bonus and the RSUs reflects the importance of your contributions and our desire to reward you as a key member of our team. Thank you for your dedication. Please indicate your acceptance of and agreement to, terms, and conditions of this Letter Agreement by signing and returning a copy of this Letter Agreement to Dan Owens, CHRO, at [***].

Yours sincerely,

/s/ John T. Treace

John T. Treace CEO & Founder

Acknowledged, agreed and accepted:

/s/ Scot Elder

Scot Elder

Date: November 11, 2024